250 Glen Street Glens Falls, NY 12801 NASDAQ® Symbol: „AROW“ Website: www.arrowfinancial.com Contact: Timothy C. Badger Tel: (518) 745-1000 Ext 306 Fax: (518) 761-6741

TO:

All Media

DATE:

February 1, 2011

Arrow Financial Corporation to Acquire Upstate Agency, Inc.

                Arrow Financial Corporation (NasdaqGS® - AROW):  Thomas L. Hoy, Chairman, President and Chief Executive Officer of Arrow Financial Corporation (“Arrow”) announced today that Glens Falls National Bank and Trust Company, Arrow’s lead banking subsidiary, has acquired Upstate Agency, Inc., a property and casualty insurance agency headquartered in Chestertown, New York with seven offices located in Northern New York.  Upstate Agency will operate as a wholly-owned subsidiary of Glens Falls National Bank.

Upstate Agency is a full service property and casualty insurance agency owned and operated by Mark J. Carpenter. Mr. Carpenter will continue to manage the agency which offers personal and commercial lines of property and casualty insurance.    Mr. Hoy stated, “We are very pleased to have Mr. Carpenter and the professionals of Upstate Agency join Arrow and the Glens Falls National Bank team.” This transaction will complement Arrow’s other property and casualty insurance operation, Loomis & LaPann, Inc., as well as its health insurance agency, Capital Financial Group, both of which are located in the Glens Falls Area.   Mr. Hoy added, “We are confident the acquisition will benefit our customers and our company.  Upstate’s offices across the North Country will provide additional convenience and new opportunities in our existing banking communities.”

Mr. Carpenter indicated, “We are extremely pleased to have the opportunity to join forces with Arrow,   Glens Falls National Bank and their other insurance operations. This affiliation will allow us to add to the services we provide. “

             Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York with 35 banking locations in northeastern New York. Arrow Financial Corporation is the parent company of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisors, Inc., Capital Financial Group, Inc., and Loomis and LaPann, Inc.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the company’s Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and other filings with the Securities and Exchange Commission.